Exhibit 99.1

FOR IMMEDIATE RELEASE

CENTRAL EUROPEAN MEDIA ENTERPRISES COMPLETES PURCHASE OF 30% MINORITY INTEREST IN STUDIO 1+1 IN UKRAINE

- License reissued to reflect the new ownership structure -

Hamilton, Bermuda – July 1, 2008 – Central European Media Enterprises Ltd. (“CME”) (Nasdaq/Prague Stock Exchange: CETV) today announced that on June 30, 2008 it completed the purchase of 30% minority interest in the Studio 1+1 group. CME has increased its ownership of Studio 1+1 to 90% and the remaining 10% interest is subject to a put and call option. The Ukrainian media council has reissued the license for Studio 1+1 reflecting the new ownership structure.

Michael Garin, CME’s Chief Executive Officer, commented: “Completion of this acquisition represents the successful execution of our longstanding goal. I would like to thank Boris Fuchsmann and Alexander Rodnyansky for their outstanding contribution in developing Studio 1+1 to its current position. Ukraine represents more than 50% of the total population within the CME footprint.  Our objective is now to integrate all of our key Ukraine assets and build Ukraine into our largest business in the CME family.”

Adrian Sarbu, CME’s Chief Operating Officer, commented: “Ukraine is a huge opportunity for CME and we will now work towards clear market leadership. We will focus on local content production and the transfer of expertise from our other markets. Sole control of our operations gives us the ability to drive growth and margins as we did in the Slovak Republic. We believe our Ukraine business can be just as profitable and successful as our other markets.”

As previously announced, the 30% interest CME acquired includes interests subject to options that Igor Kolomoisky assigned to CME. The total consideration paid for the purchase of the 30% interest was US$219.6 million, of which US$79.6 million was paid in cash to Messrs Fuchsmann and Rodnyansky and US$140 million was paid to Mr. Kolomoisky.

Boris Fuchsmann and Alexander Rodnyansky have the right to put their remaining 10% interest in the Studio 1+1 group to CME and CME has the right to call this 10% interest from them. The put option has an initial minimum price of US$95.4 million, which increases to US$102.3 from the first anniversary of the completion and to the greater of US$109.1 million or an independent valuation from the second anniversary of the completion. The call price is initially set at US$ 109.1 million.  From the first anniversary of the completion, the call price will be based on an independent valuation with a minimum price of US$109.1 million. If CME exercises its call rights, Messrs Fuchsmann and Rodnyansky have the right to receive consideration in cash or shares of CME’s Class A Common Stock. Mr. Fuchsmann continues to hold one of the three seats on the Supervisory Board of Studio 1+1.

Launched in 1997, Studio 1+1 is one of the most popular national broadcasters in Ukraine, reaching almost 47 million people with an all-day audience share in 18+ demographic group of 13% and prime time audience share of 14.6% in the first six months of 2008.

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Forward Looking Statements

This press release contains forward-looking statements, including statements regarding the future performance of our stations and our business strategies and commitments. For these statements and all other forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the rate of development of advertising markets in countries where we operate, general market and economic conditions in these countries as well as in the United States and Western Europe, the renewals of broadcasting licenses, the ability to acquire programming and the ability to attract audiences, the general regulatory environments where we operate and application of relevant laws and regulations.

CME is a TV broadcasting company with leading networks in six Central and Eastern European countries reaching an aggregate of approximately 90 million people.  The Company’s television stations are located in Croatia (Nova TV), Czech Republic (TV Nova, Galaxie Sport, Nova Cinema), Romania (PRO TV, Acasa, PRO Cinema, Sport.ro, MTV Romania, PRO TV International), Slovakia (TV Markiza), Slovenia (POP TV, Kanal A) and Ukraine (Studio 1+1, Studio 1+1 International, Kino and Citi). CME is traded on the NASDAQ and the Prague Stock Exchange under the ticker symbol “CETV”.

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For additional information, please visit www.cetv-net.com or contact:

Romana Tomasova, Director of Corporate Communications
Central European Media Enterprises
+44 (0)20 7430 5357
romana.tomasova@cme-net.com